For Period Ending 12/31/09
File No. 811-21714

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MML Managed Bond Fund (Series 3)

On September 16, 2009, Registrant purchased Notes issued by Tennessee Valley Authority having a total par value of $895,000 at a price of 98.882% of par value, amounting to an $885,907.55 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Barclays Capital was the broker from whom the Fund purchased the shares.